Exhibit 10.1

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of December 16, 2021, by and among Nauticus Robotics, Inc., a Texas corporation (f/k/a Houston Mechatronics, Inc.) (the “Company”), CleanTech Acquisition Corp., a Delaware corporation (the “Acquiror”), CleanTech Sponsor I, LLC, a Delaware limited liability company, CleanTech Investments, LLC, a Delaware limited liability company (each a “Sponsor” and collectively, the “Sponsors”), and the undersigned parties who hold Subject Shares (as defined below) (such parties, the “Insiders” and together with the Sponsors, the “Founder Holders”).

WHEREAS, the Company, Acquiror, CleanTech Merger Sub, Inc., a Texas corporation (the “Merger Sub”), and Nicolaus Radford, solely in his capacity as the stockholder representative, are concurrently herewith entering into an Agreement and Plan of Merger (as the same may be amended, restated or supplemented, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Merger Agreement) pursuant to which, among other things, Merger Sub will be merged with and into Company, with the Company being the surviving entity and becoming a wholly owned subsidiary of Acquiror; and

WHEREAS, each Founder Holder is, as of the date of this Agreement, the sole legal owner of the number of (i) outstanding shares of common stock of the Acquiror (“Acquiror Common Stock”) and (ii) private warrants to purchase shares of Acquiror Common Stock at an exercise price of $11.50 per share (“Acquiror Private Warrants”) set forth opposite such Founder Holder’s name on Schedule A hereto, and such Founder Holders do not own any outstanding Units of Acquiror (the “Units”), each consisting of one share of Acquiror Common Stock, one right to purchase one-twentieth of one Acquiror Class A Share (“Acquiror Right”) and one-half of one redeemable warrant exercisable for one share of Acquiror Common Stock at an exercise price of $11.50 per share (the “Acquiror Public Warrants”) or any other securities convertible into or exercisable or exchangeable for any shares of Acquiror capital stock (such Acquiror Common Stock and Acquiror Private Warrants owned by the Founder Holders, together with any additional shares of Acquiror Common Stock or other Acquiror capital stock (including any securities convertible into or exercisable or for Acquiror Common Stock or other capital stock), whether by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon the exercise or conversion of any securities, acquired by the Founder Holders after the date hereof and prior to the Termination Date being collectively referred to herein as the “Subject Shares”); and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Acquiror and the Company have requested that each Founder Holder enter into this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement and the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

Representations and Warranties of Each Founder Holder

Each Founder Holder hereby represents and warrants, severally and not jointly, to the Company and the Acquiror as follows:

1.1 Organization and Standing; Authorization. Such Founder Holder, (a) if a natural person, is of legal age to execute this Agreement and is legally competent to do so, and (b) if the Founder Holder is not a natural person, (i) has been duly organized and is validly existing and in good standing under the Laws of the State of Delaware or other state of its formation, (ii) has all requisite corporate or limited liability power and authority, as applicable, to own, lease and operate its properties and to carry on its business as now being conducted, (iii) has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and (iv) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. If the Founder Holder is not a natural person, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and no other corporate proceedings on the part of such Founder Holder are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby.

1.2 Binding Agreement. This Agreement has been or shall be when delivered, duly and validly executed and delivered by such Founder Holder and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Sponsor, enforceable against such Founder Holder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditor’s rights generally and to general principles of equity (collectively, the “Enforceability Exceptions”).

1.3 Governmental Approvals. No Consent of or with any Governmental Authority on the part of such Founder Holder is required to be obtained or made in connection with the execution, delivery or performance by such Founder Holder of this Agreement or the consummation by such Founder Holder of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (b) where the failure to obtain or make such Consents or to make such filings or notifications has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Founder Holder to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

1.4 Non-Contravention. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with any of the provisions hereof by such Founder Holder will not (a) conflict with or violate any provision of the certificate of incorporation or formation, bylaws, limited liability company agreement or similar organizational documents of such Founder Holder, if and as applicable (collectively, the “Organizational Documents”), (b) conflict with or violate any Law, Governmental Order or required consent or approval applicable to such Founder Holder or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Founder Holder under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Lien) upon any of the properties or assets of such Founder Holder under, (viii) give rise to any obligation to obtain any third party consent or approval from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of such Founder Holder, except for any deviations from any of the foregoing clauses (b) or (c) that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Founder Holder to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

1.5 Subject Shares. As of the date of this Agreement, such Founder Holder has beneficial ownership of the Subject Shares set forth opposite such Founder Holder’s name on Schedule A hereto, and all such Subject Shares are owned by such Founder Holder free and clear of all Liens, other than liens or encumbrances pursuant to this Agreement, the Organizational Documents of Acquiror or applicable federal or state securities laws. Other than the Subject Shares, such Founder Holder does not legally own any Acquiror Common Stock, Acquiror Units, Acquiror Rights, Acquiror Private Warrants, Acquiror Public Warrants, or any other Acquiror capital stock or securities that are convertible into or exercisable or for Acquiror Common Stock or other capital stock. Such Founder Holder has the sole right to vote the Subject Shares, and none of the Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Shares, except as contemplated by this Agreement or the Organizational Documents of the Acquiror.

1.6 Merger Agreement. Such Founder Holder understands and acknowledges that Acquiror and the Company are entering into the Merger Agreement in reliance upon Such Founder Holder’s execution and delivery of this Agreement. Such Founder Holder has received a copy of the Merger Agreement and is familiar with the provisions of the Merger Agreement.

ARTICLE II

Representations and Warranties of Acquiror

Acquiror hereby represents and warrants to the Founder Holders and the Company as follows:

2.1 Organization and Standing. Acquiror is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Acquiror has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Acquiror is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

2.2 Authorization; Binding Agreement. Acquiror has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Acquiror and no other corporate proceedings on the part of Acquiror are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been or shall be when delivered, duly and validly executed and delivered by Acquiror and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Acquiror, subject to the Enforceability Exceptions.

2.3 Governmental Approvals. No Consent of or with any Governmental Authority on the part of Acquiror is required to be obtained or made in connection with the execution, delivery or performance of this Agreement or the consummation by Acquiror of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (b) where the failure to obtain or make such Consents or to make such filings or notifications has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

2.4 Non-Contravention. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with any of the provisions hereof by Acquiror will not (a) conflict with or violate any provision of Organizational Documents of Acquiror, (b) conflict with or violate any Law, Governmental Order or required consent or approval applicable to Acquiror or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Acquiror under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Lien) upon any of the properties or assets of Acquiror under, (viii) give rise to any obligation to obtain any third party consent or approval from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of Acquiror, except for any deviations from any of the foregoing clauses (b) or (c) that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

ARTICLE III

Representations and Warranties of the Company

The Company hereby represents and warrants to the Founder Holders and Acquiror as follows:

3.1 Organization and Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Texas. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

3.2 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors and shareholders of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been or shall be when delivered, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

3.3 Governmental Approvals. No Consent of or with any Governmental Authority on the part of the Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (b) where the failure to obtain or make such Consents or to make such filings or notifications has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

3.4 Non-Contravention. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with any of the provisions hereof by the Company will not (a) conflict with or violate any provision of Organizational Documents of the Company, (b) conflict with or violate any Law, Order or required consent or approval applicable to the Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Lien) upon any of the properties or assets of the Company under, (viii) give rise to any obligation to obtain any third party consent or approval from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of the Company, except for any deviations from any of the foregoing clauses (b) or (c) that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

ARTICLE IV

Agreement to Vote; Certain Other Covenants of the Founder Holders

Each Founder Holder covenants and agrees with Acquiror and the Company during the term of this Agreement as follows:

4.1 Agreement to Vote.

(a)   In Favor of Merger. At any meeting of the shareholders of Acquiror called to seek the Acquiror Stockholder Approval, or at any adjournment thereof, or in connection with any written consent of the shareholders of Acquiror or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement, any other Ancillary Agreements, the Merger, or any other Transactions is sought, each Founder Holder shall (i), if a meeting is held, appear at such meeting or otherwise cause the Subject Shares to be counted as present at such meeting for purposes of establishing a quorum, and (ii) vote or cause to be voted (including by class vote and/or written consent, if applicable) the Subject Shares in favor of granting the Acquiror Shareholder Approval or, if there are insufficient votes in favor of granting the Acquiror Shareholder Approval, in favor of the adjournment such meeting of the shareholders of Acquiror to a later date but not past June 30, 2022.

(b)   Against Other Transactions. At any meeting of shareholders of Acquiror or at any adjournment thereof, or in connection with any written consent of the shareholders of Acquiror or in any other circumstances upon which such Founder Holder’s vote, consent or other approval is sought, such Founder Holder shall vote (or cause to be voted) the Subject Shares (including by withholding class vote and/or written consent, if applicable) against (i) any business combination agreement, merger agreement or merger (other than the Merger Agreement and the Merger), scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror or any public offering of any shares of Acquiror, any of its material Subsidiaries, or, in case of a public offering only, a newly-formed holding company of Acquiror or such material Subsidiaries, other than in connection with the Transactions, (ii) any Acquisition Proposal relating to Acquiror, and (iii) other than any amendment to Organizational Documents of Acquiror expressly permitted under the terms of the Merger Agreement, any amendment of Organizational Documents of Acquiror or other proposal or transaction involving Acquiror or any of its Subsidiaries, which, in each of cases (i) and (iii) of this sentence, would be reasonably likely to in any material respect impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by Acquiror of, prevent or nullify any provision of the Merger Agreement or any other Ancillary Agreement, the Merger, or any other Transaction or change in any manner the voting rights of any class of Acquiror’s share capital.

(c)   Revoke Other Proxies. Such Founder Holder represents and warrants that any proxies heretofore given in respect of the Subject Shares that may still be in effect are not irrevocable, and such proxies have been or are hereby revoked, other than the voting and other arrangements under the Organizational Documents of Acquiror.

4.2 No Transfer. Other than (x) pursuant to this Agreement, (y) upon the consent of the Company or (z) to an Affiliate of such Founder Holder (provided that such Affiliate shall enter into a written agreement, in form and substance reasonably satisfactory to Acquiror and the Company, agreeing to be bound by this Agreement to the same extent as such Founder Holder was with respect to such transferred Subject Shares), from the date of this Agreement until the date of termination of this Agreement, such Founder Holder shall not, directly or indirectly, (i) (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any Subject Share, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) (the actions specified in clauses (a)-(c), collectively, “Transfer”), other than pursuant to the Merger, (ii) grant any proxies or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of Subject Shares), or enter into any other agreement, with respect to any Subject Shares, in each case, other than as set forth in this Agreement or the voting and other arrangements under the Organizational Documents of Acquiror, (iii) take any action that would make any representation or warranty of such Founder Holder herein untrue or incorrect, or have the effect of preventing or disabling such Founder Holder from performing its obligations hereunder, or (iv) commit or agree to take any of the foregoing actions or take any other action or enter into any Contract that would reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect or would have the effect of preventing or delaying such Founder Holder from performing any of its obligations hereunder. Any action attempted to be taken in violation of the preceding sentence will be null and void. Such Founder Holder agrees with, and covenants to, Acquiror and the Company that such Founder Holder shall not request that Acquiror register the Transfer (by book-entry or otherwise) of any certificated or uncertificated interest representing any of the Subject Shares.

4.3 No Solicitation. Prior to the Termination Date, each Founder Holder agrees not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate any inquiry, proposal, or offer which constitutes, or could reasonably be expected to lead to, a Acquisition Proposal in their capacity as such, (ii) participate in any discussions or negotiations regarding, or furnish or receive to or from any Person (other than the Company, Merger Sub, the Company’s Affiliates and their respective Representatives) any nonpublic information relating to the Acquiror or its Subsidiaries, in connection with any Acquisition Proposal, (iii) approve or recommend, or make any public statement approving or recommending an Acquisition Proposal, (iv) enter into any letter of intent, merger agreement or similar agreement providing for an Acquisition Proposal, (v) make, or in any manner participate in a “solicitation” (as such term is used in the rules of the SEC) of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to voting of Acquiror capital stock intending to facilitate any Acquisition Proposal or cause any holder of shares of Acquiror capital stock not to vote to adopt the Merger Agreement and approve the Merger and the other Transactions, (vi) become a member of a “group” (as such term is defined in Section 13(d) of the Exchange Act) with respect to any voting securities of Acquiror that takes any action in support of an Acquisition Proposal or (vii) otherwise resolve or agree to do any of the foregoing. Each Founder Holder shall promptly (and in any event within 48 hours) notify the Company after receipt by such Founder Holder of any Acquisition Proposal, any inquiry or proposal that would reasonably be expected to lead to an Acquisition Proposal or any inquiry or request for nonpublic information relating to the Acquiror or its Subsidiaries by any Person who has made or would reasonably be expected to make an Acquisition Proposal. Thereafter, such Founder Holder shall keep the Company reasonably informed, on a prompt basis (and in any event within 48 hours), regarding any material changes in the status and material terms of any such proposal or offer. Each Founder Holder agrees that, following the date hereof, it and its Representatives shall cease and cause to be terminated any existing activities, solicitations, discussions or negotiations by such Founder Holder or its Representatives with any parties conducted prior to the date hereof with respect to any Acquisition Proposal. Notwithstanding anything contained herein to the contrary, (i) no Founder Holder shall be responsible for the actions of Acquiror or its board of directors (or any committee thereof), any Subsidiary of Acquiror, or any officers, directors (in their capacities as such), employees, professional advisors of any of the foregoing (the “Acquiror Related Parties”), including with respect to any of the matters contemplated by this Section 4.3, (ii) no Founder Holder makes any representations or warranties with respect to the action of any of the Acquiror Related Parties and (iii) any breach by Acquiror of its obligations under the Merger Agreement shall not be considered a breach of this Section 4.3 (for the avoidance of doubt, it being understood the each Founder Holder shall remain responsible for any breach by it or its Representatives (other than any such Representative that is an Acquiror Related Party) of this Section 4.3.

4.4 Support of Merger. Prior to the Termination Date, such Founder Holder shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonable necessary to consummate the Merger and the other Transactions on the terms and subject to the conditions applicable thereto and shall not take any action that would reasonably be expected to materially delay or prevent the satisfaction of any of the conditions to the Merger and the Transactions set forth under the Merger Agreement.

4.5 Waiver of Appraisal and Dissenters’ Rights. Such Founder Holder hereby irrevocably waives, and agrees not to exercise or assert, any dissenters’ or appraisal rights under Section 262 of the DGCL and any other similar statute in connection with the Merger and the Merger Agreement.

4.6 No Redemption. Such Founder Holder irrevocably and unconditionally agrees that, from the date hereof and until the termination of this Agreement, such Founder Holder shall not elect to cause Acquiror to redeem any Subject Shares now or at any time legally or beneficially owned by such Founder Holder or submit or surrender any of its Subject Shares for redemption, in connection with the transactions contemplated by the Merger Agreement or otherwise.

4.7 New Shares. In the event that prior to the Closing (i) any shares of Acquiror capital stock or other securities of Aquiror are issued or otherwise distributed to such Founder Holder pursuant to any stock dividend or distribution, or any change in any of the Acquiror shares of capital stock by reason of any stock split-up, recapitalization, combination, exchange of shares or the like, (ii) such Founder Holder acquires legal or beneficial ownership of any Acquiror Shares after the date of this Agreement, including upon exercise of options or settlement of restricted share units or (iii) such Founder Holder acquires the right to vote or share in the voting of any Acquiror shares of capital stock after the date of this Agreement (collectively, the “New Securities”), for the avoidance of doubt, the terms “Subject Shares” shall be deemed to refer to and include such New Securities (including all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged into).

ARTICLE V

Additional Agreements of the Parties

5.1 Letter Agreement. Each Sponsor and Acquiror hereby agree that from the date hereof until the termination of this Agreement, none of them shall, or shall agree to, amend, modify or vary that certain letter agreement dated July 14, 2021, by and among the Sponsors, Acquiror and Chardan Capital Markets, LLC (the “Letter Agreement”), except as otherwise provided for under this Agreement, the Merger Agreement or any Ancillary Agreement.

5.2 Founder Holder Release. Each Sponsor, on its own behalf and on behalf of each of its Affiliates (other than Acquiror or any of Acquiror’s Subsidiaries), and each other Founder Holder on its own behalf, and each of its and their successors, assigns and executors (each, a “Sponsor Releasor”), effective as at the Merger Effective Date, shall be deemed to have, and hereby does, irrevocably, unconditionally, knowingly and voluntarily release, waive, relinquish and forever discharge the Acquiror, its Subsidiaries and its successors, assigns, heirs, executors, officers, directors, partners, managers and employees (in each case in their capacity as such) (each, a “Sponsor Releasee”), from (i) any and all obligations or duties the Acquiror or its Subsidiaries has prior to or as of the Merger Effective Date to such Sponsor Releasor or (ii) all claims, demands, Liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Sponsor Releasor has prior to or as of the Merger Effective Date, against any Sponsor Releasee arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the Merger Effective Date (except in the event of Fraud on the part of a Sponsor Releasee); provided, however, that nothing contained in this Section 5.2(a) shall release, waive, relinquish, discharge or otherwise affect the rights or obligations of any party (i) arising under this Agreement, the Merger Agreement, the Ancillary Agreements, or Acquiror’s Organizational Documents, (ii) for indemnification or contribution, in any Sponsor Releasor’s capacity as an officer or director of Acquiror, (iii) arising under any then-existing insurance policy of Acquiror, (iv) pursuant to a contract and/or Acquiror policy, to reimbursements for reasonable and necessary business expenses incurred and documented prior to the Merger Effective Date, or (v) for any claim for Fraud.

5.3 Termination. This Agreement shall terminate upon the earliest of (i) the Merger Effective Time (provided, however, that upon such termination, Section 4.5, Section 5.2, Section 5.3, and Article VI shall survive indefinitely) and (ii) the termination of the Merger Agreement in accordance with its terms, and upon such termination, no party shall have any liability hereunder other than for its willful and material breach of this Agreement prior to such termination; provided, however, that no party to this Agreement shall be relieved from any liability to the other party hereto resulting from a Willful Breach of this Agreement.

5.4 Further Assurances. Each Founder Holder shall, from time to time, (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Acquiror or the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement, the Merger Agreement and the other Ancillary Agreements and (ii) refrain from exercising any veto right, consent right or similar right (whether under the Organizational Documents of Acquiror or the DGCL or TBOC) which would impede, disrupt, prevent or otherwise adversely affect the consummation of the Merger or any other Transaction.

ARTICLE VI

General Provisions

6.1 Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the Company and Acquiror in accordance with Section 11.02 of the Merger Agreement and to such Founder Holder at its address set forth set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

6.2 Disclosure. Each of the Founder Holders authorized Acquiror and the Company to publish and disclose in any announcement or disclosure required by the SEC, the Founder Holder’s identity and ownership of the Subject Shares and the nature of the Founder Holder’s obligations under this Agreement; provided, that prior to any such publication or disclosure Acquiror and the Company have provided the Founder Holder with an opportunity to review and comment on such announcement or disclosure, which comments Acquiror and the Company will consider in good faith.

6.3 Governing Law. This Agreement and all Actions (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by the Laws of the State of Delaware (without giving effect to choice of law principles thereof).

6.4 Miscellaneous. The provisions of Article XI of the Merger Agreement are incorporated herein by reference, mutatis mutandis, as if set forth in full herein.

[Signature pages follow]

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

CLEANTECH ACQUISITION CORP.

Signature:	/s/ Eli Spiro
Name:	Eli Spiro
Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

NAUTICUS ROBOTICS, INC.

Signature:	/s/ Nicolaus Radford
Name:	Nicolaus Radford
Title:	President and Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

CLEANTECH SPONSOR I, LLC

Signature:	/s/ Eli Spiro
Name:	Eli Spiro
Title:	Managing Member

CLEANTECH INVESTMENTS, LLC

Signature:	/s/ Jonas Grossman
Name:	Jonas Grossman
Title:	Managing Member

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

[OTHER INSIDERS:]

[Signature Page to Sponsor Support Agreement]

Schedule A

Name of Founder Holder	Number of Share of Acquiror Common Stock	Number of Acquiror Private Warrants
CleanTech Sponsor I, LLC
CleanTech Investments, LLC
Others
Others

Addresses for Notice:

CleanTech Sponsor I, LLC
________________________
New York, New York ______
Attn: ____________________
Email: ___________________

CleanTech Investments, LLC
________________________
New York, New York ______
Attn: ____________________
Email: ___________________

Others

________________________
________________________
Attn: ____________________
Email: ___________________

Sch. A-1